UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    Form 8-K

                                 Current Report
     Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of
earliest event reported):     August 26, 2004

                            Brown-Forman Corporation
             (Exact name of registrant as specified in its charter)

   Delaware                  002-26821            61-0143150
(State or other            (Commission         (I.R.S. Employer
 jurisdiction of            File Number)       Identification No.)
 incorporation)

 850 Dixie Highway, Louisville, Kentucky           40210
(Address of principal executive offices)         (Zip Code)

Registrant's telephone number, including area code (502) 585-1100

Item 2.02.  Results of Operations and Financial Condition

Brown-Forman Corporation issued a press release on August 26, 2004 reporting results of its operations for the fiscal quarter ended July 31, 2004. A copy of this Brown-Forman Corporation press release is attached hereto as Exhibit 99.1.


Item 9.01.  Financial Statements and Exhibits

 (a)  Not applicable.
 (b)  Not applicable.
 (c)  Exhibits.
      99.1     Press Release, dated August 26, 2004


                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       Brown-Forman Corporation
                                            (Registrant)


Date:   August 26, 2004                    By:  /s/ Nelea A. Absher
                                                Nelea A. Absher
                                                Vice President and Assistant
                                                Corporate Secretary



Exhibit  Index
99.1 Press Release, dated August 26, 2004, issued by Brown-Forman Corporation

                                                                 Exhibit 99.1

FOR IMMEDIATE RELEASE

BROWN-FORMAN CORPORATION REPORTS RECORD FIRST QUARTER EARNINGS

Louisville, KY, August 26, 2004 - Brown-Forman Corporation reported diluted earnings per share for its first quarter ended July 31, 2004 of $0.42, up 66% from the $0.26 earned in the same period last year. Earnings growth was driven primarily by continued volume and margin improvement from the company's premium spirits portfolio and profits from the company's introductory shipments of its new low-carbohydrate wine brands, One.6 Chardonnay and One.9 Merlot. In addition, this quarter benefited from the absence of an approximate $0.06 per share charge related to last year's legal settlement with a former distributor in the United Kingdom. Partially offsetting this first quarter earnings growth was continued softness within the Consumer Durables segment, higher pension and postretirement expenses, volume declines for Fetzer Premium Varietals, and a decline in profits from Jack Daniel's Country Cocktails.

Adjusting for the $10 million of legal settlement expenses incurred in the first quarter of the prior year, the current year benefit of the company's new wine brands, favorable foreign exchange, and the net effect of restructuring charges in both segments, the company's operating income grew by 15%.

Beverages

The Beverage segment benefited from a healthy environment for premium spirits, particularly in the United States. Global depletion trends for the company's most important brand, Jack Daniel's Tennessee Whiskey, accelerated in the first quarter. Depletions are nine-liter case movements from wholesale distributors to retailers, and are generally used in the spirits and wine industry to approximate consumer demand. Jack Daniel's volumes increased at a double-digit rate in the United States and in half the brand's ten largest international markets. Southern Comfort depletions grew in the mid-single digits globally as Continental Europe improved over its weak performance last year. Finlandia depletions continued to increase in the United States and Poland, but were sluggish in other global markets. Results for the company's core wine brands, Fetzer Premium Varietals and Bolla, remained soft due to the intensely competitive retail price environment in the United States. However, Korbel Champagne grew its volume in the mid-single digits and strengthened its market share leadership in the sparkling wine category.

Beverage revenue and gross profit increased by 12% and 13%, respectively, for the quarter. Growth was driven primarily by higher global volumes and improved pricing for both Jack Daniel's and Southern Comfort, the establishment of initial trade inventories for One.6 Chardonnay and One.9 Merlot, and a modest benefit from a weaker U.S. dollar.

Beverage advertising expenses increased 8% during the quarter, driven by higher brand-building investments behind Jack Daniel's and Finlandia, and promotional investments supporting the launch of the new low-carbohydrate wine products.

Consumer Durables

The environment for the company's Lenox business remained very challenging. In the Durables segment, net sales were down 5% and gross profit decreased 6% during the quarter, despite increases in revenue and gross profit for Hartmann luggage. Lenox sales to department stores were sluggish and revenues from the company's retail outlets declined in the first quarter. As a result of lower consumer response rates, revenues also declined in the direct-to-consumer channel.

Consumer Durables is a seasonal business that typically reports a loss in the first quarter. The segment reported an operating loss of $15 million this quarter, including approximately $3 million in restructuring charges, compared to a $12 million loss during the same period last year. The new management team at Lenox continues to focus its efforts on rationalizing marginal and unprofitable businesses, creating organizational efficiencies, increasing manufacturing and operational efficiency, building its brands, and meeting end consumer needs.

Outlook

First quarter financial results were very strong, even after excluding the benefit from the company's new low-carbohydrate wine product introduction, the absence of last year's legal settlement and restructuring charges, and the modest benefit from favorable foreign exchange earnings. Earnings expectations for the full fiscal year, however, are tempered by the competitive pressures within the U.S. table wine category and the difficult environment for key pieces of the Consumer Durables segment. Additionally, the company is contemplating a reduction in field inventories resulting from a continuing evolution of its worldwide distribution system. However, as a result of its strong first quarter performance, and the underlying strength in its premium spirits portfolio, the company is raising previously provided earnings guidance, and now expects earnings in the range of $2.35 to $2.43 per share for fiscal 2005.

Conference Call

Brown-Forman will host a conference call to discuss its first quarter fiscal 2005 results today at 10:00 a.m. EDT. All interested parties in the U.S. are invited to join the conference by dialing 888-624-9285 and asking for the Brown-Forman call. International callers should dial 706-679-3410. No password is required. The company suggests that participants dial in approximately ten minutes in advance of the 10:00 a.m. start of the conference call. A live audio broadcast of the conference call will also be available by accessing Brown-Forman's Internet Web site, www.brown-forman.com, and then clicking on the "Investor Information" icon.

For those unable to participate in the live call, a replay will be available two hours after completion of the conference by calling 800-642-1687 (U.S.) or 706-645-9291 (international). The identification code is 8790907. A recording of the conference call will also be available on the Web site approximately one hour after the conclusion of the conference call. The replays will be available for thirty days after the conference call.

Brown-Forman Corporation is a diversified producer and marketer of fine quality consumer products, including Jack Daniel's, Southern Comfort, Finlandia Vodka, Canadian Mist, Fetzer and Bolla Wines, Korbel California Champagnes, Lenox, Dansk, and Gorham tableware and giftware and Hartmann Luggage.

IMPORTANT NOTE ON FORWARD-LOOKING STATEMENTS:

This news release contains statements, estimates, or projections that constitute "forward-looking statements" as defined under U.S. federal securities laws. Generally, the words "expect," "believe," "intend," "estimate," "will," "anticipate," and "project," and similar expressions identify a forward-looking statement, which speaks only as of the date the statement is made. Except as required by law, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

We believe that the expectations and assumptions with respect to our forward-looking statements are reasonable. But by their nature, forward-looking statements involve known and unknown risks, uncertainties and other factors that in some cases are out of our control. These factors could cause our actual results to differ materially from Brown-Forman's historical experience or our present expectations or projections. Here is a non-exclusive list of such risks and uncertainties:

 - changes in general economic conditions, particularly in the United States where we earn the majority of our profits;
 - a strengthening U.S. dollar against foreign currencies, especially the British Pound;
 - reduced bar, restaurant, hotel and travel business in wake of other terrorist attacks, such as occurred on 9/11;
 - developments in the class action lawsuits filed against Brown-Forman and other spirits, beer and wine manufacturers alleging that our advertising causes illegal consumption of alcohol by those under the legal drinking age, or other attempts to limit alcohol marketing, through either litigation or regulation;
 - a dramatic change in consumer preferences, social trends or cultural trends that results in the reduced consumption of our premium spirits brands;
 - tax increases, whether at the federal or state level;
 - increases in the price of grain and grapes;
 - continued depressed retail prices and margins in our wine business because of our excess wine inventories, existing grape contract obligations, and a world-wide oversupply of grapes; and
 - the effects on our Consumer Durables business of the general economy, department store business, response rates in our direct marketing business, and profitability of mall outlet operations.

                            Brown-Forman Corporation
                        Consolidated Statements of Income
                 (Dollars in millions, except per share amounts)

                                       Three Months Ended
                                            July 31,
                                      2003           2004         Change

Net Sales                            $531.7         $578.0           9%
   Beverages                          422.8          474.6          12%
   Consumer Durables                  108.9          103.4          (5%)

Gross Profit                         $271.4         $297.6          10%
   Beverages                          221.4          250.5          13%
   Consumer Durables                   50.0           47.1          (6%)

Advertising Expenses                  $77.6          $80.6           4%
   Beverages                           56.7           61.2           8%
   Consumer Durables                   20.9           19.4          (7%)

Selling, General, and
   Administrative Expenses           $127.4         $133.3           5%
   Beverages                           89.2           92.2           3%
   Consumer Durables                   38.2           41.1           8%

Other Expense (Income), net           $14.3           $0.8
   Beverages                           11.5           (0.6)
   Consumer Durables                    2.8            1.4

Operating Income (Loss)               $52.1          $82.9          59%
   Beverages                           64.0           97.7          53%
   Consumer Durables                  (11.9)         (14.8)        (24%)

     Interest Expense, net              5.0            4.9

Income Before Income Taxes            $47.1          $78.0          66%

     Taxes on Income                   16.0           26.1

Net Income                            $31.1          $51.9          67%

Earnings Per Share
   - Basic                            $0.26          $0.43          66%
   - Diluted                          $0.26          $0.42          66%


Note: Earnings per share have been restated to reflect the 2-for-1 stock split effective in January 2004.

                            Brown-Forman Corporation
                      Condensed Consolidated Balance Sheets
                              (Dollars in millions)

                                                  April 30,           July 31,
                                                    2004                2004
Assets:
Cash and cash equivalents                        $   67.7              $   84.0
Accounts receivable, net                            348.6                 324.3
Inventories                                         557.2                 578.3
Other current assets                                110.0                  99.4
     Total current assets                         1,083.5               1,086.0

Property, plant, and equipment, net                 515.2                 511.2
Prepaid pension cost                                118.2                 118.4
Trademarks and brand names                          246.6                 247.1
Goodwill                                            314.6                 315.2
Other assets                                         97.9                  94.8
     Total assets                                $2,376.0              $2,372.7

Liabilities:
Commercial paper                                 $   49.5              $   16.5
Accounts payable and accrued expenses               271.5                 257.7
Dividends payable                                     --                   25.9
Accrued taxes on income                              48.0                  68.1
     Total current liabilities                      369.0                 368.2

Long-term debt                                      630.0                 630.2
Deferred income taxes                               122.2                 110.2
Accrued postretirement benefits                     136.7                 139.1
Other liabilities                                    33.0                  31.7
     Total liabilities                            1,290.9               1,279.4

Stockholders' equity                              1,085.1               1,093.3

Total liabilities and stockholders' equity       $2,376.0              $2,372.7

                            Brown-Forman Corporation
                            Supplemental Information
                 (Dollars in millions, except per share amounts)


                                                        Three Months Ended
                                                             July 31,
                                                    2003                  2004

Depreciation and amortization                      $13.1                 $14.1

Excise taxes                                       $71.8                 $82.0

Additions to property, plant, and equipment        $14.5                 $ 9.3

Effective tax rate                                  34.0%                 33.5%

Cash dividends paid per common share              $0.1875               $0.2125

Shares (in thousands) used in the
calculation of earnings per share
   - Basic                                        121,220               121,693
   - Diluted                                      121,710               122,414



These figures have been prepared in accordance with the company's customary accounting practices. Share and per share data has been restated to reflect the 2-for-1 stock split effective in January 2004.